Exhibit 99.26

WAIVER, ACKNOWLEDGMENT AND CONSENT

DATE:	October 16, 2025

RE:

Common Stock Purchase Warrants (Class 1) exercisable for shares of Class A Common Stock (the “Common Stock”) of Bakkt Holdings, Inc. (the “Company”) (the “First Tranche Class 1 Warrants”) and Common Stock Purchase Warrants (Class 2) exercisable for shares of Common Stock (the “First Tranche Class 2 Warrants” and together with the First Tranche Class 1 Warrants, the “First Tranche Warrants”), each issued on March 4, 2024 to Intercontinental Exchange Holdings, Inc. (the “Holder”) and exercisable until September 4, 2029, and Common Stock Purchase Warrants (Class 1) exercisable for shares of Common Stock (the “Second Tranche Class 1 Warrants”) and Common Stock Purchase Warrants (Class 2) exercisable for shares of Common Stock (the “Second Tranche Class 2 Warrants” and together with the Second Tranche Class 1 Warrants, the “Second Tranche Warrants&dquo; and together with the First Tranche Warrants, the “Warrants”), each issued on April 25, 2024 to the Holder and exercisable until September 4, 2029

Unless context otherwise requires, capitalized terms used but not defined herein shall have the corresponding meanings assigned to them in the Warrants.

Concurrently with the execution and delivery of this Waiver, Acknowledgment and Consent, the Company is publicly announcing a reorganization of certain of its corporate entities that, if consummated, will result in the elimination of its umbrella partnership-C-corporation structure and the Company becoming a wholly owned subsidiary of a new holding company (“New Pubco”) that will replace the Company as the public company trading on the New York Stock Exchange (the “Up-C Collapse”).

The Up-C Collapse would constitute a Fundamental Transaction entitling the Holder to certain rights under the Warrants. The Holder hereby irrevocably waives any rights to which the Holder is or may be entitled under Section 3(d) of each of the Warrants in connection with the Up-C Collapse. For the avoidance of doubt, the Holder reserves, and does not waive, all rights which the Holder has under Section 3(d) of each of the Warrants in connection with any Fundamental Transaction other than the Up-C Collapse. Except as contemplated hereby, all other terms and provisions of the Warrants are and shall remain in full force and effect.

Each of the Holder and the Company hereby acknowledges and agrees that the waiver set forth herein is conditioned upon the receipt by Holder, upon consummation of the Up-C Collapse, of an equivalent warrant in New Pubco, substantially consistent in form and substance with the respective Warrant, subject to mutually agreed modifications, in exchange for each Warrant outstanding at such time (the “Warrant Exchange”). The Company hereby undertakes to issue, or cause to be issued, to the Holder such equivalent warrants in New Pubco to effect the Warrant Exchange upon consummation of the Up-C Collapse.

The Holder hereby agrees that, until the earlier of (a) the consummation by the Company of the Up-C Collapse and (b) November 14, 2025, it will not transfer the Warrants.

Each of the Holder and the Company hereby acknowledges and agrees that (i) the Warrant Exchange is intended to qualify for nonrecognition treatment as part of a reorganization pursuant to Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) the Holder’s receipt of New PubCo common stock in exchange for its limited liability company units in Bakkt Opco Holdings, LLC and its rights under the tax receivable agreement between the Holder and the Company are intended to qualify for nonrecognition treatment pursuant to Section 351 of the Code, in each case, for U.S. federal and applicable state and local income tax purposes (the “Intended Tax Treatment”), and the Company and its affiliates shall use reasonable best efforts to structure the foregoing transactions in a manner consistent with the Intended Tax Treatment. The Holder and the Company and their respective affiliates shall prepare and file, and cause their respective affiliates to prepare and file, all tax returns in a manner consistent with the Intended Tax Treatment.

Subject to the terms and conditions of this Waiver, Acknowledgment and Consent, each of the Holder and the Company hereby agrees to promptly execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, such documents and other instruments, and to take, or cause to be taken, such further actions, in each case, as may be reasonably required to carry out the provisions of this Waiver, Acknowledgment and Consent.

This Waiver, Acknowledgment and Consent shall terminate and be of no further force and effect if the Up-C Collapse is not consummated on or before November 14, 2025.

This Waiver, Acknowledgment and Consent may be executed in several counterparts and by the Holder and the Company on separate counterparts, each of which when so executed and delivered shall be an original, and all of which together shall constitute one instrument. An executed facsimile or electronic copy of this Waiver, Acknowledgment and Consent shall be effective for all purposes as an original hereof.

[Signature Page Follows]

IN WITNESS WHEREOF, the Holder and the Company have caused this Waiver, Acknowledgment and Consent effective as of the date first above written.

INTERCONTINENTAL EXCHANGE HOLDINGS, INC.

By: /s/ Andrew Surdykowski

Name: Andrew Surdykowski

Title: General Counsel

Number of First Tranche Class 1 Warrants Owned: 55,240

Number of First Tranche Class 2 Warrants Owned: 55,240

Number of Second Tranche Class 1 Warrants Owned: 175,440

Number of Second Tranche Class 2 Warrants Owned: 175,440

BAKKT HOLDINGS, INC.

By: /s/ Marc D’Annunzio

Name: Marc D’Annunzio

Title: General Counsel

[Signature Page to Waiver, Acknowledgment and Consent]